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                                                                    Exhibit 3.36

                       BUSINESS LOAN AND CREDIT AGREEMENT

This Seafirst Business Loan Agreement ("Agreement") and Non-Revolving Credit ("Credit") is made between Seattle-First National Bank ("Bank") and Centennial Foods, Inc., an Idaho Corporation ("Corporate Borrower"), and Mr. & Mrs. Tom Richards, Mr. & Mrs. Stephen Meyer, Mr. & Mrs. Charles Nipp, Mr. & Mrs. James Tidyman, Mr. & Mrs. Walter Bennett, Mr. & Mrs. Norm Sowards, Mr. & Mrs. Barry Beswick, Mr. & Mrs. Richard Penn, Mr. & Mrs. David Chapman, Mr. & Mrs. Jon
Hippler, Mr. & Mrs. Robert Pederson, Mr. & Mrs. Robert Potter, Mr. & Mrs. Jim English, Mr. & Mrs. Vincent Rossi, Mr. & Mrs. Ivan Stewart, Mr. & Mrs. Clark Richards, Mr. & Mrs. Paul Church ("Individual Borrowers"), with respect to assisting the Corporate Borrower in the purchase, equiping and operation of the Corporate Borrower's facility in Dillon, Montana, and a portion of Individual Borrowers' equity in the facility. Collectively, the Corporate Borrower and the Individual Borrowers are referred to as Borrowers.

                                     PART A
                                      LOANS


I. Term Loan No. 1709468-50013. Subject to the terms of this Agreement, Bank agrees to lend to Corporate Borrower as follows:

         (a)      Borrower: Centennial Foods, Inc.

         (b)      Amount: $1,184,000.00

         (c) This loan must be closed by December 14, 1990. This loan matures on April 1, 1993.

         (d) Interest Rate: Bank's publicly announced prime rate plus 1.00 percent of principal per annum, adjusted on the date of any Bank prime rate change.


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         (e)      Interest  Rate Basis:  All interest  will be calculated at the per annum interest rate based on a 360-day year and applied to the actual number of days elapsed.

         (f) Repayment: At the times and in amounts as set forth in the note required under Part B of this Agreement.

         (g)      Loan Fee:  $11,840.00 payable on date of closing.  Loan fee is
                  fully  earned  and   nonrefundable   upon  execution  of  this
                  Agreement.

         (h) Other Fees: Attorney fees for documentation and closing, amount to be provided at closing.

         (h) Collateral: This term loan shall be secured by a security interest, which is hereby granted, in favor of Bank on the following collateral: A perfected first lien position on all now existing or hereafter acquired equipment, fixtures and furniture, including vehicles of Borrower. The Bank will accept prior lien positions by the Montana Department of Natural Resources and the Montana CDBG and EDA programs as to those existing fixtures and equipment acquired from the State of Montana. Borrower will provide evidence of the purchase of new equipment, fixtures and furniture in an amount not less than $900,000.00. This Term loan is also to be collateralized by personal guarantees totaling $1,184,000.00 and supported by acceptable irrevocable and u nconditional Letters of Credit, in a form acceptable to the Bank and in an amount specified in Part B, paragraph 2.6. As an. alternative to a Letter of Credit, Bank will accept cash collateralization or pledge of securities listed on the NYSE, AMEX, or NASDQ, acceptable to Bank and having a value of 150% of the Letter of Credit amount identified on the attached exhibit, which margin shall be maintained. Collateral instruments to be delivered at or before closing. Bank reserves the right to require additional collateral to maintain said margin, additional collateral to be delivered to Bank within ten days of Bank's certified mailing requesting augmentation of collateral.



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II.      Term Loan No.  1709476-00018.  Subject to the terms of this  Agreement,
         Bank agrees to lend to the Individual Borrowers, collectively, as follows:

         (a) Borrowers: Mr. & Mrs. Tom Richards; Mr. & Mrs. Stephen Meyer; Mr. & Mrs.Charles Nipp; Mr. & Mrs. James Tidyman; Mr. & Mrs. Walter Bennett; Mr. & Mrs. Norm Sowards; Mr. & Mrs. Barry Beswick; Mr. & Mrs. Richard Penn; Mr. & Mrs. David Chapman; Mr. & Mrs. Jon Hippler; Mr. & Mrs. Robert Pederson; Mr. & Mrs. Robert Potter; Mr.& Mrs.Jim English; Mr. & Mrs.Vincent Rossi;Mr.& Mrs.Ivan Stewart;Mr.& Mrs.Clark Richards; Mr. & Mrs. Paul Church; Mr. & Mrs. Richard G. Bennett; Mr. & Mrs. Dale Swanson.

         (b)      Amount: $296,000.00.

         (c) This loan must be closed by December 14, 1990. This loan matures on April 1, 1993.

         (d) Interest Rate: Bank's publicly announced prime rate plus 1.00 percent of principal per annum, adjusted on the date of any Bank prime rate change.

         (e) Interest Rate Basis: All interest will be calculated at the per annum interest rate based on a 360-day year and applied to the actual number of days elapsed.

         (f) Repayment: At the times and in amounts as set forth in the note required under Part B of this Agreement.

         (g)      Loan Fee:  $2,960.00  payable on date of closing.  Loan fee is
                  fully  earned  and   nonrefundable   upon  execution  of  this
                  Agreement.

         (h) Other Fees: Attorney fees for documentation and closing, amount to be provided at closing.

         (i) Collateral: Letters of Credit in a form acceptable to Bank and in an individual amount as set forth in Part B, paragraph 2.6. As an alternative to a Letter of Credit, Bank will accept cash

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                  collateralization  or pledge of securities listed on the NYSE,
                  AMEX or NASDQ, acceptable to bank and having a value of 150% of the Letter of Credit amount identified on the attached
                  exhibit,   which  margin  shall  be   maintained.   Collateral
                  instruments to be delivered at or before the date of closing. Bank reserves the right to require additional collateral to maintain said margin, additional collateral to be delivered to Bank within ten days of Bank's certified mailing requesting augmentation of collateral.


                                     PART B
                              TERMS AND CONDITIONS


         Unless otherwise designated, all Terms and Conditions apply to both Corporate Borrowers and Individual Borrowers.

         1. Promissory Notes. All loans shall be evidenced by promissory notes in a form and substance satisfactory to Bank.

         2. Conditions to Availability of Loan. Before Bank is obligated to disburse or make any advance, or at any time thereafter which Bank deems necessary and appropriate, Bank must receive all of the following, each of which must be in form and substance satisfactory to Bank ("loan documents"):

                  2.1      Original, executed promissory notes;

                  2.2 Original executed Security Agreement covering the collateral described in Part A; Section I and Section II, as applicable.

                  2.3 All collateral described in Part A in which Bank wishes to have a possessory security interest;

                  2.4      Financing statements) executed by Borrower;

                  2.5 Such evidence that Bank may deem appropriate that the security interests and liens in favor of Bank are

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                           valid,  enforceable,  and  prior  to the  rights  and
                           interests of others except those consented to in writing by Bank;

                  2.6 The following limited guaranties and supporting unconditional irrevocable Letters of Credit (not to expire before 90 days after maturity date of any loan) in favor of the Bank and in a form, acceptable to the Bank to cross-collateralize the Corporate Note (Part A, Section I) and the individual note (Part A,
                           Section II) or any other loan to a Borrower at the discretion of Bank:


INDIVIDUAL BORROWER AND       GUARANTEE      LETTERS OF    INDIVIDUAL NOTE
LIMITED GUARANTORS             AMOUNT        CREDIT             AMOUNT

Mr. & Mrs. Tom Richards       $148,000.00    $100,000.00       $37,000.00
Mr. Mrs. Stephen Meyer         148,000.00     100,000.00        37,000.00
Mr. & Mrs. Charles Nipp        148,000.00     100,000.00        37,000.00
Mr. & Mrs. James Tidyman       148,000.00     100,000.00        37,000.00
Mr. & Mrs. Walter Bennet       148,000.00     100,000.00        37,000.00
Mr. & Mrs. Norm Sowards         80,000.00      54,000.00        20,000.00
Mr. & Mrs. Barry Beswick       148,000.00     185,000.00        37,000.00
Mr. & Mrs. Richard Penn         40,000.00      50,000.00        10,000.00
Mr. & Mrs. David Chapman        36,000.00      45,000.00         9,000.00
Mr. & Mrs. Jon Hippler          20,000.00      25,000.00         5,000.00
Mr. & Mrs. Robert Pederson       8,000.00      10,000.00         2,000.00
Mr. & Mrs. Robert Potter         8,000.00      10,000.00         2,000.00
Mr. & Mrs. Jim English           8,000.00      10,000.00         2,000.00
Mr. & Mrs. Vincent Rossi         8,000.00      10,000.00         2,000.00
Mr. & Mrs. Ivan Stewart          8,000.00      10,000.00         2,000.00
Mr. & Mrs. Clark Richards        8,000.00      10,000.00         2,000.00
Mr. & Mrs. Paul Church           8,000.00      10,000.00         2,000.00
Mr. & Mrs. Richard G. Bennet    52,000.00      65,000.00        13,000.00
Mrs. & Mrs. Dale Swanson        12,000.00      15,000.00         3,000.00
                            -------------  -------------      -----------
              TOTAL         $1,184,000.00  $1,009,000.00      $296,000.00
                            =============  =============      ===========


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                  2.7      Subordination  agreements in favor,  of Bank executed
                           by all direct lenders or creditors to Borrower, except the Montana Department of Natural Resources.

                  2.8 Evidence that the execution, delivery, and performance by Borrower of this Agreement and the execution, delivery, and performance by any corporate Subordinating creditor of any instrument or agreement required under this Agreement has been duly authorized;

                  2.9 A written legal opinion expressed to Bank, of counsel for Borrower as to the matters set forth in sections
                           3.1 and 3.2, and to the best of such counsel's knowledge after reasonable investigation, the matters set forth in sections 3.3, 3.5, 3.6, 3.7 and the other matters as the Bank has requested in its letters of commitment dated November 2, 1990 (Attachments 1 & 2);

                  2.10 Release of any Prior security interest in pledged collateral;

                  2.11     Copies    of    Corporate     Borrower's     Articles
                           ofIncorporation and By laws.

                  2.12 Copy of the executed Purchase Agreement for the Dillon, Montana, facility.

                  2.13 Reimbursement to Bank for any out-of-pocket expenses expended in making or administering the loans made hereunder including without limitation attorney's fees (including allocated costs of in-house counsel);

                  2.14 A corporate guarantee from Centennial Foods, Inc., for the Individual Borrowers.

                  2.15 All conditions as set forth in letter of commitment dated November 2, 1990, from Bank to Borrower.


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                  2.16     Any other  document which is deemed by the Bank to be
                           required from time to time to evidence loans or to effect the provisions of this Agreement;

         3. Representations and Warranties. Borrower represents and warrants to Bank as of the date of this Agreement and hereafter so long as credit granted under this Agreement is available and until full and final payment is made of all sums outstanding under this Agreement and the promissory notes that:

                  3.1 Borrower is duly organized and existing under the laws of the state of its organization as a Corporation. Borrower is properly licensed and in good standing in each state in which Borrower is doing business. Borrower has qualified under, and complied with, where required, the fictitious or trade name statutes of each state in which Borrower is doing business, and Borrower has obtained all necessary government approvals for its business activities. The execution, delivery, and performance of this Agreement and such notes and other instruments required herein are within Borrower's powers, have been duly authorized, and, as to Borrower and any guarantor, are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower. This Agreement and the loan documents are valid and enforceable according to their terms.


                  3.2 The execution, delivery, and performance of this Agreement are not in conflict with any law or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected.

                  3.3 Borrower has title to each of the properties and assets as reflected in its financial , statements (except such assets which have been sold or otherwise disposed of in the ordinary course of business), and no assets or revenues of the Borrower are subject to any lien except as required or permitted by this Agreement, disclosed in its financial statements or otherwise previously disclosed to Bank in writing.

                  3.4 All financial information, statements as to ownership of Borrower and all other statements submitted by Borrower to Bank, whether previously or in the future, are and will be true and correct in all material respects upon submission and are and will be complete upon submission insofar as may be necessary to give Bank a true and accurate knowledge of the subject matter thereof.

                  3.5 Borrower has filed all tax returns and reports as required by law to be filed and has paid all taxes and assessments applicable to Borrower or to its properties which are presently due and payable.

                  3.6 There are no proceedings, litigations or claims (including unpaid taxes) against Borrower pending or, to the knowledge of the Borrower, threatened, before any court or government agency, and no other event has occurred which may have a material adverse effect on Borrower's financial condition other than such litigation, claim or other event, if any, as has been disclosed to Bank in writing.

                  3.7 There is no event which is, or with notice or lapse of time, or both, would be, an Event of Default (as defined in Article 6) under this Agreement.

         4. Affirmative Covenants. So long as credit granted under this Agreement is available and until full and final payment is made of all sums outstanding under this Agreement and promissory note Borrower will:

                  4.1 Use the proceeds of the loans covered by this Agreement only in connection with Borrower's business activities and exclusively for the purposes of the purchase of furniture, fixtures, equipment and of the operation of the Borrower facility in Dillon, Montana;

                  4.2 Borrower agrees to furnish Bank with evidence of insurance covering the life of Ike Lynch, or his successor officer. Borrower shall take actions to name Bank as beneficiary and obtaining the insurer's acknowledgement thereof, to provide that in the event of the death of the named insured, the policy proceeds will be applied to payment of Borrower's obligations owing to Bank;

                           Name:    Ike Lynch, or successor
                                    Amount:    $1,480,000.00

                  4.3      Promptly give written notice to Bank of:

                           (a) all litigation affecting Borrower where the amount claimed is $50,000.00 or more;

                           (b) any substantial dispute which may exist between Borrower and any governmental
                                    regulatory    body   or   law    enforcement
                                    authority;

                           (c) any Event of Default under this Agreement or any other Agreement with Bank or any other creditor, or any event which, upon notice, or a lapse of time, or both, would become an Event of Default; and

                           (d) any other matter which has resulted or might result in a material adverse change in
                                    Borrower's     financial     condition    or
                                    operations;

                  4.4 Corporate Borrower shall as soon as available, but in any' event within ninety (90) 'days following the close of each of Corporate Borrower's fiscal years, provide a CPA prepared financial statement of review quality or better, beginning with the fiscal year December 31,1990. In addition, Corporate Borrower will provide internally prepared monthly income statements presented within forty-five (45) days of each month end and beginning with the month ending March 31, 1991. Balance sheets will be provided within forty-five (45) days of the quarter, beginning with the quarter ending March 31, 1991. These reports areprovided solely to aid the Bank in evaluation of present and future performance of its loans;

                  4.5 Corporate Borrower will maintain in effect insurance with responsible insurance companies in such amounts and against such risks as are customarily maintained by persons engaged in businesses similar to that of Corporate Borrower and all policies covering property given as security for the loans shall have loss payable clauses in favor of Bank. Corporate Borrower agrees to deliver to Bank such evidence of insurance within thirty (30) days of closing or of purchase of property, whichever is later. Further, if deemed necessary by the Bank, Corporate Borrower will purchase, and if necessary.. obtain additional insurance;

                  4.6 Borrower will pay all indebtedness, including the loan obligation to Bank, taxes and other obligations for which the Borrower is liable or to which its income or property is subject before they shall become delinquent;

                  4.7 Corporate Borrower will continue to conduct its business as presently constituted and as projected, with the addition of the Dillon facility, and will maintain and preserve all rights, privileges, and proprietary interests now enjoyed, conduct Corporate Borrower's business in an orderly, efficient and customary manner, keep all Corporate Borrower's properties in good working order and condition, and from time to time make all needed repairs, renewals or replacements so that the efficiency of Corporate Borrower's properties shall be fully maintained and preserved;

                  4.8 Borrower will maintain adequate books, accounts and records and prepare all financial statements required .hereunder in accordance with generally accepted accounting principles and practices consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business;

                  4.9 Individual guarantor/borrower will provide a statement of personal financial condition of a date not greater than 12 months old at any time that a balance is outstanding on either the term loan to Centennial Foods, Inc. or the term loan to the Individual Borrower. A guarantor/borrower who provides a Letter of Credit to back 100% of his limited guarantee and the direct obligation of this credit will not be required to provide financial statements.

                  4.10     Borrower  will  permit  representatives  of  Bank  to
                           examine the books and records of Borrower at reasonable times during normal office hours upon twenty-four (24) hour notice;

                  4.11 Borrower will perform, on request of Bank, such acts as may be necessary or advisable to perfect any lien or security interest provided for herein or to otherwise carry out the intent of this Agreement;

                  4.12 Borrower will comply with all applicable federal, state and municipal laws, ordinances, rules and regulations relating to its properties, charters, businesses and operations, including compliance with all minimum funding and other requirements related to any of Borrower's employee benefit plans.

         5. Negative Covenants. So long as credit granted under this Agreement is available and until full and final pay ment is made of all sums outstanding under this Agreement and promissory notes, Borrower will not:

                  5.1 Corporate Borrower will not, without the prior written consent of Bank, during any fiscal year covered by this Loan & Credit Agreement, expend in the aggregate more than $100,000.0o for fixed assets, nor more than $25,000.00 for any single fixed asset; the deferred balances under purchase or lease agreements for acquisition or lease of fixed assets shall be considered a current expenditure for a fiscal year for the purposes of this Agreement. The parties agree this limitation on expenditure of fixed assets shall not apply to a sum not to exceed $1,900,000.00 as part of the startup of the Dillon, Montana, facility;

                  5.2 Corporate Borrower will not, without the prior written consent of Bank, purchase or lease under an agreement for acquisition, incur any other indebtedness for borrowed money, mortgage, assign, or otherwise encumber any of Corporate Borrower's assets, nor sell, transfer or otherwise hypothecate any such assets except in the ordinary course of business. Borrower shall not guaranty, endorse, co-sign, or otherwise become liable upon the obligations of others, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business. For purposes of this paragraph, the sale or assignment of accounts receivable, or the granting of a security interest therein, shall be deemed the incurring of indebtedness for borrowed money;

                  5.3 Corporate Borrower will not, without Bank's prior written consent, declare any dividends on shares of its capital stock, or apply any of its assets to the purchase, redemption or other retirement of such shares, or otherwise amend its capital structure;

                  5.4 Corporate Borrower will not make any loan or advance to any person(s) or purchase or otherwise acquire the capital stock, assets or obligations of, or any interest in, any person, except (a) commercial bank time deposits maturing within one year, (b) marketable general obligations of the United States or a State, or marketable obligations fully guaranteed by the United States, or (c) short-term commercial paper with the highest rating of a generally recognized rating service.

                  5.5 Borrower will not liquidate or dissolve or enter into any consolidation, merger, pool, joint venture, syndicate or other combination, or sell, lease or dispose of Borrower's business assets as a whole' or such as in the opinion of Bank constitute a substantial portion of Borrowerts business or assets;

                  5.6 Corporate Borrower will not engage in any business activities or operations substantially different from or unrelated to present business activities or operations.

         6. Events of Default. The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or 'continue the loan and, at the option of Bank, shall make all sums of interest and principal outstanding under the loans immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are waived by Borrower, and Bank may proceed with collection of such . obligations and enforcement and realization upon all guarantees and/or security which it may hold and to the enforcement of all rights hereunder or at law:

                  6.1 The Borrower shall fail to pay when due any amount of principal or interest on any loans or notes executed in connection herewith or any other amount payable by it hereunder;

                  6.2 Borrower shall fail to comply with the provisions of any other covenant, obligation or term of this Agreement for a Period of thirty (30) days after written notice shall have been given to the Borrower by Bank, or fails to comply with any covenant, obligation or term of this Agreement after Borrower or any Guarantor has knowledge of an Event of Default, or an event that can become an Event of Default;

                  6.3 Borrower shall fail to pay when due any other obligation for borrowed money, or to perform any term or i covenant on its part to be performed under any agreement relating to such obligation or any such other debt shall be declared to be due and payable and such failure shall continue after the applicable grace period;

                  6.4 Any representation or warranty made by Borrower in this Agreement or in any other statement to Bank shall prove to have been false or misleading in any material respect when made;

                  6.5      Borrower  makes  an  assignment  for the  benefit  of
                           creditors,   files  a  petition  in  bankruptcy,   is
                           adjudicated insolvent or bankrupt, petitions to any Court for a receiver or trustee for Borrower or any substantial part of its property, commences any proceeding relating to the arrangement, readjustment, reorganization or liquidation under any bankruptcy or similar laws, or if there is commenced against Borrower any such proceedings which remain undismissed for a period of thirty (30) days or, if Borrower by any act indicates its consent or acquiescence in any such proceeding or the appointment of any such trustee or receiver;

                  6.6 Any judgment attaches against Borrower or its property for an amount in excess of $50,000.00 which remains unpaid, unstayed on appeal, unbonded, or not satisfied for a period of thirty (30) days;

                  6.7 Loss of any required government approvals, and/or any governmental regulatory authority takes or institutes action which, in the opinion of Bank, will adversely affect Borrower's condition, operations or ability to repay the loan or line of credit;

                  6.8 Failure of Bank to have a legal, valid and binding first lien on, or a valid and enforceable prior perfected security interest in, and property covered by the security agreement required under this Agreement;

                  6.9      Borrower ceases to exist as a going concern;

                  6.10 Occurrence of an extraordinary situation which gives Bank reasonable grounds as determined in Bank's discretion, to believe that Borrower may not, or will be unable to, perform its obligations under this or any other agreement between Bank and Borrower;

                  6.11 Any of the preceding events occur with respect to any guarantor of credit under this Agreement, or such guarantor dies or becomes incompetent, unless the obligations arising under the guaranty and related agreements have been unconditionally assumed by the guarantor's estate in a manner satisfactory to Bank.

         7. Successors; Waivers. Not withstanding the Events of Default above, this Agreement shall be binding upon and inure to the benefit of Borrower and Bank, their respective successors and assigns, except that Borrower may not assign its rights hereunder. No consent or waiver under this Agreement shall be effective unless in writing and shall not waive or affect any other default, whether prior or subsequent thereto, and whether of the same or different type.

         8. Collection Activities, Lawsuits and Governing Law. Borrower agrees to pay Bank all costs and expenses, including actual attorney's fees and the allocated cost for in-house legal services incurred by Bank, to enforce this Agreement or any notes or security agreements entered into pursuant to this Agreement, whether or not suit is instituted. If suit is instituted by Bank to enforce this Agreement or any loan documents, Borrower consents to the personal jurisdiction of the Courts of the State of Washington and Federal Courts located in the State of Washington. Borrower further consents to the venue of suit in Spokane, Spokane County, Washington. This Agreement and any notes and security agreements entered into pursuant to this Agreement shall be construed in accordance with the laws of the State of Washington.

         9. Miscellaneous Provision. This agreement is subject to the following additional provisions:

                  9.1 In conjunction with this agreement, Bank is lending to certain investors the sum of $296,000.00. These individuals, as identified in Paragraph 2.6, represent that the funds advanced to them are for the purpose of partial equity investment with Corporate Borrower. Corporate Borrower agrees to guarantee the advance of the sum of $296,000.00 to these individuals on a form acceptable to Bank. Further, Borrower represents the relationship between the Borrower and its investors is in full compliance with the applicable laws to include, without limitation, state and federal securities laws. Corporate Borrower agrees to indemnify and hold harmless Bank from any claim, of any nature, made by any individual investor against Ba@ik arising out of the advance of funds or the operation of Centennial Foods, Inc. Further, Corporate Borrower will collect and make the appropriate payment to Bank for the obligation owed by the Individual Borrowers. In making this collection and payment, Corporate Borrower is not to be construed as the agent of the Bank. Corporate Borrower further agrees to indemnify and hold harmless Bank from any claim made by an investor/borrower as to the correctness of Corporate Borrower's procedure for collection of funds, application of funds or payment to Bank.

                  9.2 This agreement sets forth the entirety of the understanding and obligations of the parties. Any modification or extension of this agreement must be in writing and signed by all parties, including guarantors.

                  9.3 Pending purchase of the Dillon facility, Borrower agrees to deposit in escrow with Bank a sum of not less than $370,000.00. Such funds to be released to Borrower upon purchase of the Dillon facility and for use in that facility's operation.

                  9.4 Borrower shall provide evidence that the CDBG and EDC have approved loans in the amount of $780,000 and such funds shall be forthcoming.

                  9.5 Borrower shall deliver an executed copy of the purchase agreement for the Dillon facility from the State of Montana.

                  9.6 Should any provision of this Agreement be declared unenforceable by a court of competent jurisdiction, such ruling shall not affect the validity or enforceability of any other provision.

                  9.7      Time is of the essence of this Agreement.

                  9.8 Bank's failure at any time to require strict performance by Borrower of any provisions of this Agreement shall not waive, affect or diminish any right of Bank nor impair any right or power of Bank under this Agreement or be construed to be a waiver of any default or acquiescence therein. Any waiver of Bank's rights must be in writing signed by Bank and shall be valid only to the extent specifically set forth.

                  9.9 Any notices required under this Agreement shall be given by certified mail to:

                           BANK:  Mr. Patrick A. Tebo   BORROWER:  Mr. Ike Lynch
                           Assistant Vice President     President
                           Seattle-First National Bank  Centennial Foods, Inc.
                           West 601 Riverside,Floor 5   109 South Washington St.
                           P. 0. Box 1446               Dillon, Montana  59725
                           Spokane, Washinqton 99210

                  9.10 All security agreements and guarantees executed pursuant to this Agreement shall continue in full force until all obligations are paid and continue in effect in the event this Agreement or subsequent credit agreements are executed, renewed, modified or renegotiated. Should a default occur and Bank collect under the guarantees, once Bank is fully satisfied, Guarantors may acquire rights against Corporate Borrower such as subrogation rights. If such rights are acquired by Guarantors and Guarantors make a timely request to Bank, to the extent allowed by law, Bank shall assign its security interest in the collateral to Guarantors.

                  9.11 Assuming performance of all obligations, Bank hereby agrees to refinance the balance of the Corporate Borrower note and $266,400.00 of the Individual Borrower note upon mutually agreeable terms with an amortization of up to five years. The agreement to refinance will require, at the Bank's sole discretion, the obligation to post 100% collateralization in the form of acceptable cash equivalents or acceptable securities as described in Part "A," II (1) , or unconditional irrevocable letters of credit to cover the remaining balance of all obligations. Beyond this provision, no commitment to refinance is intended or implied.

                  9.12 Setoff. The Bank shall have the right to set off balances of the Borrower or Guarantors and apply said balances to their obligations under this Agreement, or any other agreement between the parties. Bank may exercise this right upon the occurrence of any default or any event which with the lapse of time would constitute a default hereunder. This right may also be exercised after the maturity of the Note, termination of this Agreement or maturity of any other obligation.

                  9.13 Headings. The captions and headings contained in this Agreement are for the convenience and direction of the parties and have no substantive meaning or content.

         This Business Loan and Agreement executed by the parties on November 7, 1990 .

                           SEATTLE-FIRST NATIONAL BANK /s/Spokane &Eastern
                                                              (Branch/Office)
                           By:     /s/RMO
                              -----------------
                           Title: Assistant Vice President



                           CENTENNIAL FOODS, INC.

                           By:/s/Ike Lynch 11/7/90
                              --------------------
                           Ike Lynch

                           Title:   President

                           -----------------------
                           Mr. Tom Richards

                           -----------------------

                           Mrs. Tom Richards

                           -----------------------
                           Mr. Stephen Meyer

                           -----------------------
                           Mrs. Stephen Meyer

                           -----------------------
                           Mr. Charles Nipp

                           -----------------------
                           Mrs. Charles Nipp

                           -----------------------
                           Mr. James Tidyman

                           -----------------------
                           Mrs. James Tidyman